Exhibit 99.1

C-30-05 Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For release:    December 5, 2005

Contact:	(Media)	(Investors)
	Michael D. Sullivan	Douglas D. Spedden
	509.835.1516 (work)	509.835.1549
	509.951.3405 (cell)

POTLATCH BOARD OF DIRECTORS ANNOUNCES MICHAEL J. COVEY WILL SUCCEED

L. PENDLETON SIEGEL AS CHIEF EXECUTIVE OFFICER

Spokane, WA – Potlatch Corporation’s (NYSE:PCH) Board of Directors today announced that Michael J. Covey, currently Executive Vice President at Plum Creek Timber Company, Inc. (NYSE:PCL), has accepted an offer to become President and Chief Executive Officer of Potlatch Corporation, and has been elected a Director of Potlatch, all of which will be effective February 6, 2006. L. Pendleton Siegel, 63, Chairman and Chief Executive Officer of the company since 1999, will continue as Chairman of the Board of Directors through the end of 2006.

Covey, 48, comes to Potlatch following a 23-year career with Plum Creek. As Executive Vice President of Plum Creek, based in Atlanta, Georgia for the past four years, Covey has had primary financial and operational responsibility for 8.3 million acres of forestland in 19 states and 10 wood products facilities with annual revenue of $1.3 billion. In that position he also led the integration of The Timber Company’s 4.6 million acres (Georgia-Pacific’s former timber holdings) following the merger with Plum Creek in 2001. Covey was also instrumental in implementing Plum Creek’s conversion to a publicly-traded real estate investment trust (REIT) in 1999 and assuring continued compliance with REIT requirements. Plum Creek was the first public company in the U.S. forest industry to make such a conversion.

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“We are extremely fortunate to have Mike Covey join Potlatch. Mike possesses the breadth of experience and understanding of our industry necessary to ensure the future success of Potlatch as well as in-depth knowledge of real estate investment trusts and their complicated requirements,” noted Siegel. Potlatch’s Board of Directors in September approved a plan to convert Potlatch to a REIT on January 1, 2006.

Siegel added that Covey’s operational experience within the Plum Creek organization also makes him a great fit for Potlatch as it moves forward. “Mike has managed millions of acres of forestland profitably and has had extensive experience with identifying the highest and best uses of forestland and using such information to reinforce the financial strength of a company. He also has had hands-on experience with a wide range of manufacturing operations.” Covey started his career with Plum Creek in 1982 as a financial analyst and subsequently managed lumber and plywood operations in the intermountain region prior to becoming General Manager of Rocky Mountain Timberlands in 1995 and Vice President of Resources in 1998. In 2000, Covey was appointed Senior Vice President in charge of operations, reporting to the President and CEO.

A native of Montana, Covey is a forestry graduate of the University of Montana and holds a Masters of Business Administration in Forest Industries Management from the University of Oregon.

Potlatch is a diversified forest products company with 1.5 million acres of timberlands in four states: Arkansas, Idaho, Minnesota and Oregon.

Russell Reynolds Associates assisted the Potlatch Board of Directors in its search for a successor to Siegel as Chief Executive Officer.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.

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